As Filed with the Securities and Exchange Commission on May 9, 1996
                                                     Registration No. 333-02345


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ---------------
                                 AMENDMENT NO.1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                     INTERDIGITAL COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

              PENNSYLVANIA                      23-1882087
      (State or Other Jurisdiction           (I.R.S. Employer
           of Incorporation or                Identification
              Organization)                       Number)



                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                           William A. Doyle, President
                     InterDigital Communications Corporation
                                781 Third Avenue
                       King of Prussia, Pennsylvania 19406
                                 (610) 878-7800
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of this Registration Statement.

                                ---------------

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration number of the earlier effective registration statement for the same
offering.   / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE




================================================================================================================================
                                                           Proposed                  Proposed
                                                            Maximum                   Maximum
       Title of                   Amount                   Offering                  Aggregate                Amount of
      Securities                   To Be                   Price Per                 Offering                Registration
   To be Registered             Registered                 Share (2)                 Price (2)                 Fee (3)
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock                     6,751 (1)                  $8.72                     $58,870                    $21


================================================================================================================================


(1) This registration statement registers the resale of 1,810,703 shares of the Registrant's Common Stock issuable upon the exercise of warrants, including 6,751 shares being registered with this Amendment No. 1 and 1,803,952 shares previously registered herewunder. The issuance of the shares of Common Stock upon exercise of the warrants is not being registered under this registration statement, but rather only the resale of such shares.


(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1993.


(3) A registration fee of $5,443 has been previously paid with respect to 1,803,952 shares previously registered hereunder.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS

                     INTERDIGITAL COMMUNICATIONS CORPORATION


        This Prospectus relates to the resale by the Selling Shareholders of a total of 1,810,703 shares of Common Stock, $.01 par value per share (the "Common Stock") of InterDigital Communications Corporation (the "Company") which may be issued by the Company upon the exercise of outstanding warrants (the "Warrants") to purchase shares of Common Stock at per share exercise prices ranging from $4.39 to $8.625. The issuance of the shares of Common Stock upon exercise of the Warrants is not covered by this Prospectus, but rather only the resale of such shares. See "Selling Shareholders."


        There is no assurance that any of the Warrants will be exercised, and therefore there are no assurances that the Company will receive any proceeds hereunder. The Company will not receive any proceeds from the sale of shares of Common Stock by Selling Shareholders. See "Selling Shareholders."

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        PROSPECTIVE PURCHASERS SHOULD CONSIDER THE RISKS SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 2.

        The shares offered by the Selling Shareholders hereby will be sold at market prices on the American Stock Exchange ("AMEX") or in private sales at prevailing market prices or negotiated prices. Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for AMEX transactions. See "Selling Shareholders."


        The Common Stock is traded on the AMEX under the symbol IDC. On May 7, 1996, the closing sales price of the Common Stock, as reported by the AMEX, was $8 13/16.





              The date of this Prospectus is           , 1996

                                  RISK FACTORS

        In analyzing this offering, prospective purchasers should carefully consider the following risks.

        Accumulated Deficit and History of Operating Losses. The Company has experienced losses from its inception in 1972 through the third quarter of 1994 and in selected periods thereafter, and, as of December 31, 1995, the Company's accumulated deficit was $150.3 million. In recent years, the Company has incurred significant increases in expenses associated with its UltraPhone business activities, the development of related product enhancements, the acquisition and development, as applicable, of its Time Division Multiple Access ("TDMA") and Broadband Code Division Multiple Access ("B-CDMA") digital wireless technologies, and the enforcement of its patents. There can be no assurance that the Company will realize revenues and gross profits sufficient to achieve or sustain profitability on a quarterly or annual basis in the future. In the event it fails to do so, the Company's operations could be adversely affected and investors in the Common Stock could face the loss of part or all of their investment.

        Need for Expansion and Increased Profitability of UltraPhone(R) Sales. Prior to 1994, sales of the UltraPhone system historically accounted for a substantial majority of the Company's revenues. During 1994 and 1995, licensing and alliance revenues constituted the majority of the total revenues of the Company. The Company's future profitability may, in the event of any significant decline in licensing and alliance revenues, depend significantly on the expansion of UltraPhone sales by increasing sales to its existing customers, broadening the Company's customer base, or both. Since 1993, the Company has experienced negative gross profit margins in its UltraPhone operations as a result of insufficient production volumes and higher than desired variable costs relative to declining sales prices in such operations. More specifically, the Company has accepted major orders for 1996 and 1997 delivery and is actively marketing the UltraPhone system in certain opportunities, at sales prices which are expected to generate little, if any, margin based on the current cost characteristics of the system configurations being proposed. There can be no assurance that the Company will be able to increase UltraPhone sales and decrease UltraPhone variable operating costs sufficiently to achieve profitability in its UltraPhone operations. Moreover, many of the Company's contracts for UltraPhone sales contain provisions which could result in the imposition of liquidated damages for late performance or the drawing of performance bonds for defaults. Either of these events would put further downward pressure on UltraPhone profitability. Unless the Copmany is able to achieve positive profit margins in its UltraPhone operations, investors in the Common Stock could lose part or all of their investment.

        Dependence on a Limited Number of Customers, Alliance Partners and Licensees. A substantial majority of UltraPhone sales have historically been concentrated among only a few major customers, and it is anticipated that such concentration will continue for the foreseeable future. Customers engaged in multi-year telecommunications infrastructure programs traditionally purchase different types of telephone equipment in the various phases of a program and therefore typically would not purchase a consistent number of UltraPhone systems in each year of the program. Transitions to different phases of acquisition programs by significant customers, other reductions in purchases from those customers (unless replaced by other new orders), or the loss of such customers could have a material adverse effect on the Company. Similarly, the Company's licensing and alliance revenues have been generated from only a relatively few licensees and alliance partners. There can be no assurance that

InterDigital Technology Corporation ("ITC"), an indirect 94% owned subsidiary of the Company, will enter into patent license agreements with any additional entities or that additional licensing revenue will be generated from ITC's existing patent license agreements. There can be no assurance that the Company will enter into additional alliances or that its current alliances will generate additional revenues. The failure of ITC to enter into additional license agreements or of the Company to achieve its alliance objectives could have a material adverse effect on the Company. In either of such cases, the Company's operations could be adversely affected and investors in the Common Stock could lose part or all of their investment.


        Quarterly Fluctuations in Financial Results. Historically, the fact that new license agreements are not entered into on a regular, predictable basis has been a factor in the significant fluctuations in the Company's revenues and operating results from quarter to quarter, and there can be no assurance that the Company's licensing activities will not diminish or cease during any relevant time interval. Likewise, the concentration of UltraPhone sales to a few major customers and the signing of patent license agreements providing for up-front license fees with a few licensees also contributes to quarterly fluctuations in the Company's financial results. UltraPhone sales are expected to continue to be concentrated among only a few major customers who purchase UltraPhone systems at sometimes unpredictable levels and intervals. As an example of the fluctuation of quarterly financial results, the Company was profitable in the first and second quarters of 1995 and unprofitable in the third and fourth quarters of 1995. The variability of 1995 quarterly operating results was due to the revenue related to one-time license agreements. The Company's UltraPhone sales and patent and technology licensing revenues may also fluctuate as a result of other factors, including increased competition from other products or technologies, announcements of new products or technologies by the Company or its competitors, equipment acquisition and replacement patterns of the Company's customers, general domestic and global economic and political conditions, and perception of the strength and enforceability of the Company's patent portfolio. As a result, the value of a Common Stock purchaser's investment could be adversely affected.

        Competition in the Telecommunications Industry. Competition in the communications industry is intense. Generally, a number of entities, many of which are substantially larger and have substantially greater financial, technical, marketing and other resources than the Company, sell or may introduce products which compete both domestically and internationally with the UltraPhone. Further, certain competing wireless telecommunications technologies (principally analog cellular) offer a lower-cost product as compared to the UltraPhone system as currently configured and other wireless technologies offer or purport to offer certain features not currently supported by the UltraPhone system. There can be no assurance that the Company's competitors will not market competitive wireless communications systems in an increasingly aggressive manner, which could materially and adversely continue to affect the Company's UltraPhone business in the future. If this were to happen, the Company's assets could diminish and the Company could experience an increase in accumulated deficit. Such results could adversely affect the value of an investment in the Common Stock.

        Need for UltraPhone Engineering Modifications. The Company has experienced and may continue to experience engineering delays and incur costs related to engineering modifications in the introduction of new subscriber units and other new enhancements or features. There can be no assurance that such engineering delays or the costs of making any required engineering modifications will not be substantial or that any required engineering modifications will be successfully designed or implemented on a timely basis for any particular application. The failure of any such engineering modifications to be successfully and timely designed or implemented could have a material adverse effect upon the Company's financial condition and results of operations. Such a result could adversely affect the value of a Common Stock purchaser's investment.

        Reliance on Sole Source Suppliers. The Company currently obtains certain critical components for the UltraPhone system from sole source suppliers. The failure of the Company to develop and enter into acceptable contracts with alternative sources for other critical components, or to obtain sufficient sole or limited source components of acceptable quality, as required, could result in delays or reductions in product shipments which could adversely affect the Company's business prospects and relations with its customers. This, in turn, could adversely affect the value of a Common Stock purchaser's investment.

        Dependence on Alliance Program. The Company has entered into an alliance program designed, among other things, to enhance its UltraPhone marketing efforts and to promote its CDMA efforts. For example, in February 1996, the Company entered into an executory alliance agreement with Samsung Electronics Co., Ltd. ("Samsung"), which has agreed to make a financial contribution to the Company and to participate, as a licensee, in the development of B-DCMA technology and the marketing of the UltraPhone system. In December 1994, the Company entered into an alliance agreement with Siemens Aktiengesellschaft ("Siemens"), which has begun to market the UltraPhone product. The elements of the alliance strategy are interdependent and the failure to successfully achieve any of the objectives would adversely affect the success of the overall strategy and could have a material adverse effect upon the Company's financial position and results of operations. This, in turn, could adversely affect the value of a Common Stock purchaser's investment. See "--Dependence on a Limited Number of Customers, Alliance Partners and Licensees."

        Dependence on Patented and Proprietary Technology. The Company's UltraPhone business depends substantially upon its proprietary technology, including technology covered by patents owned by ITC. ITC's licensing opportunities depend upon its ability to enforce its patents against third parties. In high technology fields, the validity and enforceability of patents are often subject to complex legal and factual challenges and other uncertainties. There can be no assurance that ITC's other existing patents or any patents that may be issued in the future will not be declared invalid, or that ITC's patents will afford the Company the required protection against competitors with similar technology; nor can there be any assurance that patents issued to ITC will not be infringed upon, or circumvented through design changes, by others. See "Adverse Results in Motorola Trial" below. In addition, in the normal course of business, third parties have asserted, and may assert in the future, that the Company is engaged in the infringing use of such third party's patents or proprietary technology. If any such third party successfully asserts that the Company is engaged in any such infringing use, the Company may be required to contest the validity of such patents or proprietary technology, to acquire licenses to use such patented or proprietary technology and/or to redesign the Company's products to avoid further infringement. There can be no assurance that such licenses can be obtained or that the Company would prevail in any such contests. Furthermore, the Company relies upon non-competition and non-disclosure agreements for the protection of certain other proprietary technology. There can be no assurance that these agreements will prove adequate to enforce the Company's proprietary rights in such technology. If the Company's patents were declared invalid or the Company's proprietary technology were otherwise used by third parties without licensing such patents and technologies from the Company, the Company's financial position and results or operations would be materially adversely affected. This could substantially affect the Company's prospects for realizing future income and, thereby, investors in the Common Stock could lose part or all of their investment.

        Adverse Results in Motorola Trial. In March 1995, a trial involving ITC and Motorola, Inc., ended with the jury's verdict, which is subject to varying interpretation, but which is interpreted by the Company to mean that ITC's patent claims at issue in the case, involving four of ITC's patents, are not infringed by Motorola and, if construed to be infringed, are invalid. Motorola filed a motion with the District Court requesting an order for the Company to pay Motorola's legal fees and expenses aggregating between $6 and $7 million, which the Court has dismissed as being premature. The Company has filed a motion with the District Court requesting that the Court overturn and/or clarify all or part of the jury verdict and, if that motion is unsuccessful, the Company intends to appeal the jury verdict to the U.S. Court of Appeals for the Federal Circuit. The Court has not yet ruled on this motion. The Company believes that there are substantial grounds for reversal of the jury's verdict or the granting of a new trial. In the short term, the jury verdict may adversely affect the Company's efforts to generate further revenue and cash flow from ITC's patent portfolio and may impair generally the Company's ability to raise additional funds for general corporate purposes. This, in turn, could adversely affect the value of a Common Stock purchaser's investment. The outcome of the jury trial may also temporarily or permanently adversely affect ITC's pending U.S. patent infringement litigation against Ericsson GE Mobile Communications, Inc. and certain of its affiliates (collectively, "Ericsson") and its ability to realize running royalties under certain of its license agreements. An adverse ruling on Motorola's motion for legal fees, assuming that Motorola presents its motion for legal fees at the appropriate time, could adversely affect the Company's cash position. There can be no assurance that the Motorola verdict will be reversed or that any future motion for legal fees will be denied, and any reversal of the verdict should be expected to occur in the intermediate- to long-term rather than in the near future. In the event that the Motorola verdict is not overturned or reversed or any future motion filed by Motorola for legal fees is not denied, the Company's future prospects could be materially adversely affected and investors in the Common Stock could lose part or all of their investment.

        Protecting Patents and Proprietary Technology. Litigation and other costs of protecting a patent portfolio can be significant. ITC is currently in litigation or involved in administrative proceedings, both in the United States and abroad, over certain of its patents. In the event any of these proceedings were to have unfavorable results, or if any of ITC's patents were to be declared invalid, it could have a material adverse effect on ITC's patent licensing opportunities, if any. This could adversely affect the Company's ability to realize additional licensing revenues.

        Dependence on Foreign Sales. InterDigital expects that sales of UltraPhone systems to foreign customers will continue to account for a substantial portion of the Company's total product revenues. Sales of UltraPhone systems to foreign customers accounted for 65%, 79% and 84%, respectively, of the Company's UltraPhone product revenues for 1993, 1994 and 1995. Foreign sales of UltraPhone systems are subject to local economic and political factors which may result in delays in completing sales or the inability to complete sales. Foreign sales of UltraPhone systems may be affected by changes in demand resulting from fluctuations in currency exchange rates, as well as by risks such as tariff and quota regulations and difficulties in obtaining export or import licenses, among other things. The Company's UltraPhone sales usually depend upon a customer's ability to obtain financing for the purchase, and there can be no assurance that the Company's existing or prospective customers will be able to qualify for or obtain the financing necessary to purchase

UltraPhone systems. Failure to do so could adversely affect the Company's cash flow and profitability. This, in turn, could adversely affect the value of the Company's Common Stock.

        Risk of International Operations. The Company's ability to conduct business in certain areas outside the United States and its revenues derived from foreign licensees may be adversely affected by certain risks inherent in international operations. In conducting business in foreign jurisdictions the Company may be subject, in addition to the effects of government regulation, to the effects of tariffs and any other applicable trade barriers, currency control regulations, political instability, potential adverse tax consequences, and general delays in remittance and difficulties of collection of foreign payments, among other things. Also, currency conversion gains and losses could contribute to fluctuations in InterDigital's operating results. If for any reason exchange or price controls or other restrictions on the conversion or repatriation of foreign currencies were imposed, InterDigital's revenues derived from any foreign customers or licensees could be adversely affected. In such event, the value of a Common Stock purchaser's investment could be adversely affected.

        Lack of Technological Change and Product Development. The telecommunications industry is characterized by rapid technological change, frequent product introductions and evolving domestic and international industry standards. The Company believes that its potential for future success will depend on, among other things, whether it will be able to (i) meet evolving customer and country-specific requirements through continued refinements to the UltraPhone (including frequency modifications and B-CDMA development projects), and (ii) reduce product costs to allow for more aggressive UltraPhone product pricing and increased gross profit margins and for continued B-CDMA development projects. Such efforts will necessitate continued significant investment by the Company in research and development and in sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments, that the Company will be able to make the technological advances necessary to achieve these goals and thereby capture a level of sales sufficient to achieve its future success, or that the costs of such efforts will be acceptable to the Company. There can be no assurance that the Company's products will not be rendered obsolete or non-competitive by new industry standards or changing technology or that the Company will be able successfully to increase UltraPhone sales or to develop and successfully market new products. In such event, the Company's operations could be jeopardized and investors in the Common Stock could lose part or all of their investment.

        Regulatory and Standards Compliance. In general, the telecommunications industry is subject to continued regulation on the federal, state and international levels and, in many cases, domestic, regional and international organizations, including financing agencies, impose standards for acceptance or type certification of telecommunications products. Changes in these regulations or standards may adversely impact the Company's ability to sell UltraPhone systems or impose additional costs and/or time delays with respect to such sales. In such event, the value of a Common Stock holders's investment could be adversely affected.

        Changes to Government Regulations. The commercial potential for the Company's proprietary technologies may be materially affected by regulations and actions of the Federal Communications Commission ("FCC"), state public service and utility commissions, the United States Congress and the courts relating to the regulation of competition, rate tariffs and/or frequency use, which could affect the market, demand and availability of communications systems. These restrictions, and those imposed by counterpart agencies in foreign jurisdictions, may be important factors in decisions by telephone companies, cellular system operators and other authorized service providers concerning utilization of the Company's proprietary technologies. Such restrictions could adversely affect the Company's sales and, in turn, could adversely affect the value of the Common Stock.

        Effect of Litigation on Cash Position. The Company is currently in patent, securities and other litigation, both as a plaintiff and a defendant, in the United States, and is involved in administrative proceedings abroad, over certain of its patents. The legal fees and costs associated with such litigation will be substantial. A judicial determination of liability requiring the Company to pay substantial amounts could adversely affect the Company's cash position. In addition, an adverse or inconclusive result in the Company's pending patent-related litigation against Ericsson could adversely affect the Company's efforts to generate further revenue and cash flow from its patent portfolio and could impair generally the Company's ability to raise additional funds. Either of these results, in turn, could adversely affect the value of a Common Stock purchaser's investment.

        Need for Additional Financing. The Company's operations to date have required substantial amounts of working capital, and the Company expects to spend substantial funds to support its UltraPhone operations, to develop improvements and enhancements to the UltraPhone system, to further expand its research and development activities relating to its B-CDMA technology and to fund its patent enforcement activities. The Company's working capital requirements will depend on numerous factors, including but not limited to the level of demand for the UltraPhone system, the progress of the Company's research and development programs, the ability to generate patent license fees and royalties, and the need to expend funds in connection with its patent protection activities. To the extent that cash on hand and funds generated from operations are insufficient, the Company will have to raise additional funds to meet its working capital requirements. Continued availability of working capital will be dependent on the financial condition of the Company, and there is no assurance that additional financing will be available or, if available, that it will be available on acceptable terms. In the event sufficient working capital is not obtained or maintained, the Company's operations could be substantially and adversely disrupted. This, in turn, could adversely affect the value of a Common Stock purchaser's investment.

        Dependence on and Availability of Key Personnel. The Company's business will continue to depend upon certain key personnel, none of whom currently are parties to employment agreements with the Company. Only a limited number of the Company's key personnel have entered into employment agreements with the Company. The Company believes that to succeed in the future it will be required to continue to attract, retain and motivate a significant number of talented and qualified management, sales and technical personnel. There can be no assurance that the Company will be able to retain its key employees, or that the Company will be able to continue to attract, assimilate and retain other skilled management, sales and technical personnel. The loss of any of its existing key personnel or the inability to attract and retain a sufficient number of key employees in the future could have a material adverse effect on the Company. This, in turn, could adversely affect the value of the Common Stock of the Company.

        Adverse Effects to Common Stock Upon Issuance of Additional Preferred Stock. InterDigital is authorized to issue 14,398,600 shares of its preferred stock, par value $.10 per share ("Preferred Stock"), of which approximately 105,000 shares were issued and outstanding as of December 31, 1995. The InterDigital Board, without any further action by InterDigital's shareholders, may issue from time to time the authorized and unissued shares of Preferred Stock in one or more series, and may determine as to each series the designation and number of shares to be issued and the relative rights, preferences and limitations of the shares of each series, including provisions with respect to voting powers, redemption, conversion, dividend rights and liquidation preferences. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock, deny holders of Common Stock the receipt of a premium on their Common Stock and have a depressive effect on the market price of the Common Stock. The issuance of Preferred Stock could also have the effect of deterring or delaying any attempt by a person or group to obtain control of InterDigital.

        Volatility of Securities Prices. Historically, market prices for securities of companies involved in the wireless telecommunications industry have been volatile. In addition, market prices for the Common Stock have historically been particularly volatile due, in part, to the Company's history of quarterly fluctuations of revenues and operating results. Announcements of, among other things, technological innovations or new commercial products by the Company or its competitors, developments concerning proprietary technologies, results of patent enforcement activities, regulatory developments in both the United States and other countries, and global and national economic and political factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock. See " - Adverse Effects to Common Stock Upon Issuance of Additional Preferred Stock."

        Lack of Dividends on Common Stock. InterDigital has not declared or paid cash dividends on the Common Stock since its inception. It is anticipated that in the foreseeable future, no cash dividends will be declared or paid on the Common Stock and any cash otherwise available for such dividends will be reinvested in the Company's business.

        Anti-Takeover Provisions. Unsolicited changes in control of InterDigital could be deterred, delayed or made more expensive as a result of applicable statutory protections (relating to transactions with certain "interested persons" and "controlling persons"), the statutory authorization for the InterDigital Board to consider the interests of constituent groups (other than InterDigital's shareholders) when determining whether a particular action is in the best interests of InterDigital, provisions of InterDigital's Bylaws establishing a classified InterDigital Board, and certain provisions in InterDigital's Articles of Incorporation. Accordingly, these provisions and protections may have a depressive effect on the price of InterDigital's securities.


                              AVAILABLE INFORMATION

        The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. Proxy statements concerning the Company, reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Citicorp Center, 500 W. Madison St., Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

        The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in the Registration Statement and herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Corporate Secretary, InterDigital Communications Corporation, 781 Third Avenue, King of Prussia, Pennsylvania 19406, phone number: (610) 878-7800.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

        (b) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated April 28, 1987, including any amendments or reports filed for the purpose of updating such description.

        (c) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed to be incorporated by reference herein from their respective dates of filing.

        Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                   THE COMPANY


        The Company develops and markets advanced digital wireless telecommunications systems using proprietary technologies for voice and data communications and has developed an extensive patent portfolio related to those technologies. The Company offers its customers, licensees and alliance partners what it believes is unique access to both TDMA and B-CDMA proprietary digital wireless technology.

        The Company's principal product is the UltraPhone(R) system, a radio telephone system providing businesses and households access to basic telephone service through a wireless local loop. The UltraPhone system offers greater flexibility and ease of installation than conventional wireline-based systems and is designed to provide higher transmission quality, capacity and spectrum efficiency than other wireless systems presently in use. The UltraPhone system, which incorporates the Company's TDMA technology, is sold predominantly to foreign telephone companies to provide basic telephone service to their customers, primarily in rural and near-urban areas, where the cost of, or time required for, installing, upgrading or maintaining conventional wireline telephone service supports selection of an UltraPhone system. Sales of UltraPhone systems accounted for approximately 88%, 40% and 20%, respectively, of the total revenues of the Company during 1993, 1994 and 1995. Through

December 31, 1995, the Company has sold over 235 UltraPhone systems worldwide, with aggregate UltraPhone sales totaling over $135 million.

       The Company's objective is to become a significant global supplier of digital wireless communications technology and systems based on its proprietary TDMA and B-CDMA technologies. To achieve that objective, the Company has developed an alliance program under which it intends to align itself with key entities in the telecommunications industry. Two of the three key objectives of the Company's alliance program, if fully and successfully implemented, are to generate licensing revenues as well as to improve the Company's UltraPhone product business by (i) making the Company and its UltraPhone products more credible competitors in large scale telecommunications infrastructure programs,
(ii) expanding the depth and coverage of UltraPhone product marketing efforts around the world, (iii) facilitating greater focus in the Company's direct sale activities, and (iv) funding and facilitating engineering changes and alternative supply and production sources to attempt to significantly reduce costs and expand product capabilities.

       The third objective of the alliance program is to bolster the Company's on-going efforts to develop its B-CDMA air interface technology and to spread the commercialization of B-CDMA-based wireless local loop applications and start the development of B-CDMA-based wireless Personal Communications Service ("PCS") applications. The successful commercial development and deployment of such products is dependent upon technological achievement, including the continued validation of the theories upon which the new technology is being designed, the continued availability of debt, equity or alliance partner funding sufficient to support an increasing level of efforts over several years and, ultimately, market acceptance of the resultant product.

       In December 1994, the Company completed the initial implementation of the alliance program by entering into an integrated series of agreements with Siemens covering UltraPhone marketing and product development, B-CDMA development, patent licensing and other areas of cooperation. The Company continued its implementation of the alliance program when it signed a series of agreements, presently executory, with Samsung in February 1996. The agreements cover B-CDMA technology development, patent licensing, product development, technology transfer and other areas of cooperation.

       ITC and the Company together offer non-exclusive, royalty bearing patent, technology and know-how licenses to telecommunications manufacturers that manufacture, use or sell, or intend to manufacture, use or sell, equipment that utilizes their extensive portfolio of TDMA and Code Division Multiple Access ("CDMA") patented technologies. The Company believes that, through ITC's patent portfolio, and the Company's TDMA and B-CDMA research and development capabilities and resultant know-how, both it and ITC are positioned to take advantage of the present evolution in wireless telecommunications to digital technology from analog technology, which represents a substantial portion of the worldwide installed base. ITC implemented a strategy during 1993 of negotiation and litigation with certain entities which it believed were representative of the broader number of entities infringing ITC's patents. These efforts have resulted in patent license agreements with a total of twelve entities as of March 29, 1996, the recognition of $28.7 and $67.7 million of licensing revenue in 1994 and 1995, respectively, and the initiation of litigation against major telecommunications companies.
See "Risk Factors -- Adverse Results in Motorola Trial."

        As an adjunct to its primary business, the Company had provided advanced digital wireless research and development services to government and business organizations. The Company also directly provided telecommunications services to businesses and households through the ownership and operation of telephone operating companies ("TELCOs") in certain rural areas of the United States. The Company began to withdraw from the contract services market during 1994 and it sold the TELCO operations during 1994.

        Since its inception, the Company has expended substantial sums to develop its proprietary and patented technologies and establish and upgrade the patent portfolio owned by ITC, to develop and commercialize products delivering the advantages afforded by its technologies and to establish a market for those products. The Company had an accumulated deficit of $150.3 million as of December 31, 1995.

        The Company was incorporated in Pennsylvania in 1972 and its principal executive offices are located at 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. The Company's telephone number is (610) 878-7800. As used herein and unless otherwise required by the context, the "Company" shall mean InterDigital Communications Corporation and its direct and indirect majority-owned subsidiaries.

                              SELLING SHAREHOLDERS

        The following table sets forth the names of the Selling Shareholders and certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of February 1, 1996, and as adjusted to reflect the sale of the shares offered by this Prospectus:







                                                                                         Beneficial Ownership
                                                                                             After Offering
                                                                                      ------------------------------
                                   Number of
                                    Shares                                                                Percent of
                                  Beneficially               Number of                                     Class (if
                                 Owned Prior to               Shares                   Number of            greater
Name                                Offering                  Offered                   Shares              than 1%)
- ----                             --------------              ----------               ----------          -----------
Bankers Trust                       227,921(1)                227,921(1)                   --                 --

Bear Stearns                        216,503(2)                180,303(3)                 36,200               --

Bergman Lior                         62,500(4)                 62,500(4)                   --                 --


Blacconeri Agency                    28,502(31)                 6,751(32)                21,751               --


Margaret S. Bracknell                   840(5)                    420(6)                    420               --

Phyllis M. Buffardi                  40,202(7)                 13,951(8)                 26,251               --

Michael A. Burns                    389,052(9)                 97,972(10)               291,080               --

Jeffrey S. Burns                    389,052(9)                 97,972(10)               291,080               --

David A. Burns                      467,883(11)                97,973(12)               369,910               --

James Cacioppo                      170,000(13)               170,000(13)                  --                 --

John T. Gregorio, Jr                 54,208(14)                11,901(15)                42,307               --

Ronald J. Gregorio                  239,249(16)                16,400(17)               222,849               --

Integrated
Telecommunications                    7,500(18)                 7,500(18)                 --                 --

JMG Capital Partners,
L.P.                                 67,050(19)                10,000(20)                57,050               --


                                      -11-


Lehman Brothers                     339,116(21)               339,116(21)                  --                 --

Robert Metcalf                       42,000(22)                10,000(22)                32,000               --

Paresco, Inc.                       629,867(23)               415,921(24)               213,946               --

Stanley Stern                        12,500(25)                12,500(25)                  --                 --

Taft Securities                     442,500(26)                 5,000(27)               437,500               --

Jeffrey Thorp                        11,000(28)                11,000(28)                  --                 --

Robert C. Wolf                       48,837(29)                15,602(30)                33,235               --


- ----------------------------------

1. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $4.39 per share which expires on April 10, 2002.

2. Consists of shares issuable upon the exercise of warrants. Bear Stearns also owns options to sell 20,000 shares at exercise prices ranging from $7.50 to $10.00 which expire in June 1996.

3. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $4.55 per share which expire on dates ranging from April 10, 2002 to April 14, 2002.

4. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $8.18 per share which expires on December 11, 1997.

5.    Consists of shares issuable upon the exercise of warrants.

6. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $6.53 per share which expires on March 9, 1997.

7.    Includes 35,202 shares issuable upon the exercise of warrants.

8. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $8.625 per share which expire on dates ranging from December 5, 1997 to May 8, 2002.

9. Includes 1,500 shares issuable upon the exercise of warrants owned by Southern Illinois, a company owned by David A. Burns, Jeffrey S. Burns and Michael A. Burns, who are Selling Shareholders, as well as 289,580 shares issuable upon the exercise of warrants owned jointly by David A. Burns, Jeffrey S. Burns and Michael A. Burns. Also includes 97,972 shares issuable upon the exercise of warrants owned by the named Selling Shareholder individually. The named Selling Shareholder is a son of William J. Burns, the Chief Executive Officer of the Company and Chairman of the Board of the Company.

10. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $8.625 per share which expire on dates ranging from December 5, 1997 and May 19, 2004.

11. Includes 1,500 shares issuable upon the exercise of warrants owned by Southern Illinois, a company owned by David A. Burns, Jeffrey S. Burns and Michael A. Burns, who are Selling Shareholders, as well as 289,580 shares issuable upon the exercise of warrants owned jointly by David A. Burns, Jeffrey S. Burns and Michael A. Burns. Also includes 176,803 shares issuable upon the exercise of warrants owned by the named Selling Shareholder individually. The named Selling Shareholder is a son of William J. Burns, the Chief Executive Officer of the Company and Chairman of the Board of the Company.

12. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $8.625 per share which expire on dates ranging from December 5, 1997 and May 19, 2004.

13. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $5.875 per share which expire on dates ranging from December 5, 1997 to April 24, 2002.

14.   Includes 44,208 shares issuable upon the exercise of warrants.

15. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $8.625 per share which expire on dates ranging from December 5, 1997 to May 8, 2002.

16. Includes 194,014 shares issuable upon the exercise of options and warrants. Also includes 25,235 shares issuable upon the exercise of warrants owned by Mid-Co Mortgage Service (with respect to which Mid-Co Mortgage Service disclaims beneficial ownership of 10,234 shares). Mr. Gregorio is a co-owner of Mid-Co Mortgage Service.

17. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $8.625 which expire on dates ranging from December 5, 1997 to April 24, 2002.

18. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $4.375 which expires on March 22, 2004.

19.   Consists of shares issuable upon the exercise of warrants.

20. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $7.75 which expires on November 11, 1996.

21. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.47 to $5.50 which expire on dates ranging from April 13, 2002 to April 24, 2002.

22. Includes 10,000 shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $4.39 per share which expires on April 24, 2002.

23.   Consists of shares issuable upon the exercise of warrants.

24. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $4.39 to $5.75 per share which expire on dates ranging from April 16, 2000 and December 21, 2002.

25. Consists of shares issuable upon the exercise of a warrant to purchase such shares at an exercise price of $8.18 per share which expires on December 11, 1997.

26.   Consists of shares issuable upon the exercise of warrants.

27. Consists of shares issuable upon the exercise of a warrant to purchase such shares at $5.75 per share which expires on May 16, 2000.

28. Consists of shares issuable upon the exercise of a warrant to purchase such shares at $8.10 per share which expires on December 1, 1999.

29. Includes 23,602 shares issuable upon the exercise of warrants. Also includes 25,235 shares issuable upon the exercise of warrants owned by Mid-Co Mortgage Service (with respect to which Mid-Co Mortgage Service disclaims beneficial ownership of 10,234 shares). Mr. Wolf is a co-owner of Mid-Co Mortgage Service.

30. Consists of shares issuable upon the exercise of warrants to purchase such shares at exercise prices ranging from $5.875 per share to $8.625 per share which expire on dates ranging from December 5, 1997 and April 23, 2002.

31.   Consists of shares issuable upon the exercise of warrants.

32. Consists of shares issuable upon the exercise of a warrant to purchase such shares at $5.875 per share which expires on December 5, 1997.




        The Selling Shareholders or their pledgees, donees, transferees or other successors in interest, may sell all, a portion or none of the securities offered by them hereby from time to time. Any such sales may be in one or more transactions on the AMEX at prices prevailing at the times of such sales or in private sales of the securities at prices related to the prevailing market prices or negotiated prices. The sales may involve (a) a block transaction in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) ordinary brokerage transactions in which the broker solicits purchasers, or (d) short sales of Common Stock which may be deemed to be sales of the shares offered hereby. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        There can be no assurance that the Selling Shareholders will sell any or all of their shares of Common Stock offered hereby. There can be no assurance that short sales of the Common Stock by Selling Shareholders hereunder will not have an adverse market impact on the current market price of the Common Stock. The Company will receive no proceeds from any sales of Common Stock hereunder by the Selling Shareholders.

        In connection with their acquisition of their shares of Common Stock and the Warrants, the Company granted to certain of the Selling Shareholders certain registration rights and agreed to certain indemnification and payment obligations as discussed below. The Registration Statement of which this Prospectus is a part has been filed with the Commission pursuant to the exercise by those Selling Shareholders of such registration rights. The Company has agreed to pay the filing fees, costs and expenses associated with such Registration Statement, including compliance with any state blue sky requirements. The Company has also agreed to indemnify certain Selling Shareholders, and to the extent applicable, their officers, directors and controlling persons, and any underwriters, for certain civil liabilities in connection with such Registration Statement and the securities offered thereby and hereby, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

        The validity of the Common Stock offered hereby has been passed upon for the Company by Jane S. Schultz, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406. Ms. Schultz is Associate General Counsel of the Company. As of the date of this Prospectus, Ms. Schultz owns options to purchase 1,666 shares of Common Stock which are currently vested and exercisable.

                                     EXPERTS

        The consolidated financial statements and schedules of the Company for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.








                               -------------------


                                TABLE OF CONTENTS



                                                           Page
Risk Factors.............................................     1
Available Information....................................     8
Incorporation of Certain
    Documents by Reference...............................     9
The Company..............................................     9
Selling Shareholders.....................................    11
Legal Matters............................................    15
Experts..................................................    15







                                  INTERDIGITAL
                                 COMMUNICATIONS
                                  CORPORATION



                                ---------------
                                   PROSPECTUS
                                ---------------





                               -----------, 1996

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


         SEC registration fee..........................       $  5,464   *
         Accounting fees and expenses..................       $  1,500  **
         Legal fees and expenses.......................       $ 10,000  **
         Miscellaneous.................................       $     36  **
              Total....................................       $ 17,000  **



- ----------------
*  Actual
** Estimated for the 12-month period commencing April 1, 1996.


Item 15.   Indemnification of Directors and Officers

        Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL"), Section 8365 of Title 42 of the Pennsylvania Consolidated Statutes ("Section 8365") and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under Section 1741-1750 of the BCL and Section 8365, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

        Reference is made to Item 17 of this Registration Statement for additional information regarding indemnification of directors and officers.


Item 16.  Exhibits


           5      Opinion of Jane S. Schultz, Esq.

        **24.1    Consent of Arthur Andersen LLP.

         24.3     Consent of Jane S. Schultz, Esq. (included in Exhibit 5).

       **25       Power of Attorney


- ---------------
** Previously filed.




Item 17.   Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; (2) that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on May 9, 1996.



                            INTERDIGITAL COMMUNICATIONS
                            CORPORATION



                            By: /s/ William A. Doyle
                                ---------------------------------------------
                                William A. Doyle, President and Acting Chief
                                Executive Officer, the principal executive
                                officer



                            By: /s/ James W. Garrison
                                ---------------------------------------------
                                James W. Garrison, Vice President, Chief
                                Financial Officer and Treasurer, the principal financial officer and principal accounting officer



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on May 9, 1996 in the capacities indicated.


                               /s/ William A. Doyle
                               ------------------------------------------------
                               William A. Doyle, President and Acting Chief
                               Executive Officer, the principal executive
                               officer




                             [EXECUTIONS CONTINUED]

                                  /s/ James W. Garrison
                                  ---------------------------------------------
                                  James W. Garrison, Vice President, Chief
                                  Financial Officer and Treasurer, the principal financial officer and principal accounting officer



                                                     *
                                  --------------------------------------------
                                  Barney J. Cacioppo, Director



                                                     *
                                  -------------------------------------------
                                  D. Ridgely Bolgiano, Director


                                                     *
                                  -------------------------------------------
                                  Harry G. Campagna, Director


                                                     *
                                  -------------------------------------------
                                  Harley L. Sims, Director



                                  *       By: /S/ WILLIAM A. DOYLE
                                  -------------------------------------------
                                              William A. Doyle
                                              Attorney-in-Fact